EXHIBIT 23.3





                 INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT


To the Board of Directors
Inyx, Inc.

We consent to the incorporation by reference in Amendment Number 1 to the Registration Statement on Form SB-2/A of Inyx, Inc. (filed on January 28, 2005) of our report, dated April 9, 2004, except for Note 3 as to which the date is January 21, 2005, on our audit of the consolidated financial statements of Inyx, Inc., formerly known as Doblique, Inc., as of December 31, 2003, as filed with the Securities and Exchange Commission and to all references to our firm included in this Registration Statement.



/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
January 28, 2005